Exhibit 2.1

PLAN OF MERGER

This Plan of Merger (the “Plan”) is adopted by the Board of Directors of MD HOLDINGS CORP., a Nevada corporation (“MD”) as of December 4, 2009, and its purpose is to set forth the terms and conditions of the merger (the “Merger”) of GUANWEI RECYCLING CORP., a Nevada corporation and wholly-owned subsidiary of MD (“Guanwei”) into MD, pursuant to Nevada Revised Statutes (“NRS”) 92A.180.

ARTICLE I
MERGER AND NAME OF SURVIVING CORPORATION

On the effective date of the Merger (the “Effective Date”), MD and Guanwei shall cease to exist separately and Guanwei shall be merged with and into MD, which is hereby designated as the “Surviving Corporation”, the name of which on and after the Effective Date shall be changed to “GUANWEI RECYCLING CORP.”, as provided in Article V herein.

ARTICLE II
TERMS AND CONDITIONS OF MERGER

In addition to the terms and conditions of the Merger set forth elsewhere in this Plan, on the Effective Date, Guanwei shall be merged into MD to form a single corporation, and the separate existence of Guanwei shall cease.

ARTICLE III
MANNER AND BASIS OF CONVERTING SHARES

The mode of effecting the Merger, including the manner and basis of converting or canceling, as the case may be, the shares of Guanwei and MD, is as follows:

1.	The single share of common stock, par value $0.001 of Guanwei issued and outstanding immediately prior to the Effective Date and held by MD shall be cancelled on and as of the Effective Date.

2.
Each share of common stock, par value $0.001 (“Common Stock”), of MD issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding on and following the Effective Date;

3.
Following the Effective Date, it shall not be necessary for holders of outstanding certificates representing shares of Common Stock, to surrender and exchange such certificates for a certificate or certificates bearing the new name of MD. Each certificate bearing the name MD HOLDINGS CORP. shall for all purposes evidence the ownership of shares of Common Stock of GUANWEI RECYCLING CORP.

ARTICLE IV
ARTICLES OF INCORPORATION

Pursuant to NRS 92A.180, the Articles of Incorporation of MD, shall, upon the Merger becoming effective, constitute the Articles of Incorporation of the Surviving Corporation, except as amended in Article V herein, and unless and until further amended in the manner provided by law.

ARTICLE V
AMENDMENT TO ARTICLES OF INCORPORATION

Upon the Merger becoming effective, the Articles of Incorporation of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation shall be GUANWEI RECYCLING CORP.

ARTICLE VI
OTHER PROVISIONS WITH RESPECT TO MERGER

After the approval or adoption of this Plan in accordance with the requirements of the laws of the state of Nevada, all required documents shall be executed, acknowledged, certified, filed and recorded in accordance with all requirements of the state of Nevada.

ARTICLE VII
EFFECTIVE DATE OF THE MERGER

The Merger will be deemed to have become effective upon the filing of Articles of Merger with the Secretary of State of the State of Nevada, setting forth the information required by, and executed and certified in accordance with, the laws of the state of Nevada.

ARTICLE VII
COUNTERPARTS

This Plan may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument and all such counterparts together shall be considered one instrument.